Exhibit 10.6
SECOND AMENDMENT TO
CREDIT AND SECURITY AGREEMENT
          This Amendment, dated as of November 10, 2005, is made by and between Kitty Hawk, Inc., a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, successor by merger to Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”).
Recitals
          The Borrower and the Lender are parties to a Credit and Security Agreement dated as of March 22, 2004, and a First Amendment to Credit and Security Agreement dated as of January 31, 2005 (as amended, the “Credit Agreement”). Capitalized terms used in this Amendment that are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.
          The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
          1. Defined Terms.
(a) Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:
“Maximum Line” means $15,000,000 unless said amount is reduced pursuant to Section 2.12, in which event it means such lower amount.
“Monthly Period” means each month when (1) Availability plus the Borrower’s Liquid Assets held in accounts with Wells Fargo or Wells Fargo Investments in which the Lender has a Lien is greater than $10,000,000, (2) no Default exists and (3) collateral audits are satisfactory to the Lender.
“Original Maturity Date” means March 31, 2008.
“Preferred Stock” means the Borrower’s Series B Convertible Preferred Stock in an amount of not less than $12,000,000 being issued contemporaneously with the effectiveness of the Second Amendment to the Agreement, and providing for dividends accruing at a rate not to exceed 8% per annum.
“Required Book Net Worth” means Book Net Worth as of December 31, 2004 as adjusted appropriately for (i) Net Income and (ii) dividends, payments and distributions permitted under Section 6.7 hereof from time to time.

          2. Financial Covenants.
(a) Section 6.2(a) of the Credit Agreement is amended and restated in its entirety to read as follows:
          (a) Minimum Year-to-Date Net Income. The Borrower will achieve as at the end of each period described below, Pre-Tax Net Income of not less than the amount set forth below:
          (i) From January 1, through the fiscal quarter ending December 31, 2005, Pre-Tax Net Income of not less than a loss of $9,000,000 (i.e., the Borrower may not lose more than $9,000,000 as at the end of such period); and
          (ii) From January 1, through the fiscal quarter ending March 31, 2006, Pre-Tax Net Income of not less than a loss of $8,000,000 (i.e., the Borrower may not lose more than $8,000,000 as at the end of such period); and
          (iii) From January 1, through the fiscal quarter ending June 30, 2006, Pre-Tax Net Income of not less than a loss of $8,000,000 (i.e., the Borrower may not lose more than $8,000,000 as at the end of such period); and
          (iv) From January 1, through the fiscal quarter ending September 30, 2006, Pre-Tax Net Income of not less than a loss of $7,000,000 (i.e., the Borrower may not lose more than $7,000,000 as at the end of such period); and
          (v) From January 1, through the fiscal quarter ending December 31, 2006, Pre-Tax Net Income of not less than a loss of $5,000,000 (i.e., the Borrower may not lose more than $5,000,000 as at the end of such period).
(b) Section 6.2(b) of the Credit Agreement is amended and restated in its entirety to read as follows:
          (b) Minimum Book Net Worth. The Borrower will maintain the Required Book Net Worth.
(c) Section 6.2(c) of the Credit Agreement is amended and restated in its entirety to read as follows:
          (c) Minimum Liquidity Requirement. The Borrower will maintain $4,000,000 in Liquid Assets at all times.
(d) Section 6.2(d) of the Credit Agreement is amended and restated in its entirety to read as follows:
          (d) Capital Expenditures. Neither the Borrower nor any Guarantor will incur or contract to incur Capital Expenditures of more than $4,000,000 in the aggregate during the fiscal year ending December 31, 2005, with no more than $3,000,000 being unfinanced. Notwithstanding the foregoing, to the extent the

Borrower and Guarantors incur or contract to incur Capital Expenditures in an aggregate amount that is less than the amount set forth above, any unused portion may be carried forward for use in the subsequent fiscal year ending December 31, 2006.
     (e) Section 6.2 of the Credit Agreement is amended by adding a new Section (f) to the end thereof to read as follows:
          (f) New Covenants. On or before 30 days prior to the fiscal year ending December 31, 2006, the Borrower and the Lender shall agree on new covenant levels for Section 6.2 for periods after the fiscal year ending December 31, 2006. The new covenant levels will be based on the Borrower’s projections for such periods.
          3. Lockbox; Collateral Account; Application of Payments. Section 2.11(b) of the Credit Agreement is amended by adding (iii) at the end thereof to read as follows:
          (iii) Notwithstanding anything in this Agreement to the contrary, so long as the Monthly Period is in effect, proceeds of accounts deposited in the Collateral Account will be remitted to the Borrower rather than applied directly to the payment of the Obligations.
          4. Reporting Requirements. Section 6.1(s) of the Credit Agreement is amended by adding the following sentence at the end thereof to read as follows: “Provided that the Monthly Period is in effect, the Borrower will deliver to the Lender sales credits and collections reports within 15 days after the end of each month.
          5. Dividends and Distributions. Section 6.7 of the Credit Agreement is amended and restated in its entirety to read as follows:
          Section 6.7 Dividends and Distributions. Except as provided herein, the Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly, provided, that (i) if no Event of Default has occurred or is continuing and (ii) Availability is at least $4,000,000 after giving effect to such dividend, purchase, redemption, retirement or other distribution payment, the Borrower may declare and pay dividends on, or make any payment on account of the purchase, redemption or other retirement of any shares of, the Preferred Stock.
          6. Events of Default. Section 7.1(b) of the Credit Agreement is amended and restated in its entirety to read as follows:
          (b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement and, in the case of Section 6.1(d),

          (e), (k), (l), (q) and (s) such default shall continue for a period of seven (7) Banking Days;
          7. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
          8. Amendment Fee. The Borrower shall pay to the Lender a fully earned, non-refundable fee in the amount of $15,000 in consideration of the Lender’s execution and delivery of this Amendment. The Lender is authorized to make an Advance to pay the Amendment Fee.
          9. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:
          (a) The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.
          (b) A Certificate of Authority of the Borrower certifying as to such matters as the Lender may reasonably request.
          (c) The closing and funding of the Preferred Stock transaction, on substantially the terms and conditions previously provided to Lender, with gross proceeds of at least $12,000,000.
          10. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
          (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
          (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
          (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

          11. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
          12. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
          13. Release. The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each individually, an “Indemnitee” and collectively, “Indemnitees”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, excluding, however, any actions taken by an Indemnitee in bad faith, any willful misconduct by an Indemnitee and gross negligence of Indemnitees.
          14. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 4 hereof.
          15. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL	KITTY HAWK, INC.
ASSOCIATION, acting through its Wells
Fargo Business Credit operating division,
successor by merger to Wells Fargo Business
Credit, Inc.

By	/s/ Joseph M. Sammons	By	/s/ James R. Kupferschmid

	Joseph M. Sammons		Name:	James R. Kupferschmid

	Its Vice President		Title:	Vice President and CFO

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
          The undersigned, each a guarantor of the indebtedness of Kitty Hawk, Inc. (the “Borrower”) to Wells Fargo Business Credit, Inc. (the “Lender”) pursuant to a separate Guaranty each dated as of March 22, 2004 (each, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 13 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

KITTY HAWK AIRCARGO, INC.
By	/s/ James R. Kupferschmid
	Name:	James R. Kupferschmid
	Title:	Vice President and CFO

KITTY HAWK CARGO, INC.
By	/s/ James R. Kupferschmid
	Name:	James R. Kupferschmid
	Title:	Vice President and CFO